Exhibit 99.1

Apollo Medical Holdings, Inc. Announces Purchase of Controlling Interests in Sun Clinical Laboratories

ALHAMBRA, Calif., June 2, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on value-based care, today announced that the Company has entered into a definitive agreement with Sun Clinical Laboratories (“Sun Labs”), under which ApolloMed will purchase controlling interests in Sun Labs for $4.0 million.

Sun Labs is a CLIA-certified full-service lab that operates 19 locations across the San Gabriel Valley in southern California. The combination will allow ApolloMed to fully incorporate Sun Labs, an existing partner, into its integrated value-based care delivery platform, leading to greater operational efficiencies for ApolloMed and more integrated care for ApolloMed’s members. ApolloMed will have the opportunity to leverage its extensive network and business development expertise to guide the expansion of Sun Labs into other geographic regions. Upon closing, ApolloMed expects to consolidate Sun Labs’ financials into its GAAP results.

Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed, stated, “We are pleased to have entered into this agreement with Sun Labs, whereby ApolloMed will serve as the exclusive administrator of all daily business functions of Sun Labs. We look forward to further integrating Sun Labs into our comprehensive care delivery platform, providing a seamless, best-in-class experience for our affiliated physicians and members. As ApolloMed expands its geographic footprint, we see Sun Labs as a core partner in this expansion, growing the business and bringing high-quality lab services to more patients across the nation. We are also incredibly excited about Sun Labs’ cutting-edge work in genomic testing, which will add greatly to ApolloMed’s commitment to remaining at the forefront of medicine by supporting more personalized cancer care among the communities in which it operates.”

Frances Sun, Chief Executive Officer of Sun Labs, stated, “We believe we have found the ideal partner in ApolloMed, which has significant expertise in alleviating the administrative burden of operating various healthcare practices and businesses through its MSOs. For over 40 years, we have provided valuable diagnostic services to the people of the San Gabriel Valley, and we look forward to working closely with the ApolloMed team in improving and growing our business in the months and years to come.”

The transaction is subject to customary closing conditions. ApolloMed will fund the transaction from cash on hand. This transaction is expected to close within the next three months.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs) and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about ApolloMed’s investment in, strategic arrangements with, and anticipated consolidation of, Sun Labs, and ApolloMed’s and Sun Labs’ growth, acquisition strategy, ability to deliver sustainable long-term value, operational focus, strategic growth and expansion plans and integration efforts. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of ApolloMed’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in ApolloMed’s reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors contained in ApolloMed’s Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations

(626) 943-6491

investors@apollomed.net

Carolyne Sohn, The Equity Group

(415) 568-2255

csohn@equityny.com